UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2024

ROKU, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38211	26-2087865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1173 Coleman Avenue San Jose, California		95110
(Address of Principal Executive Offices)		(Zip Code)
(408) 556-9040
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s):	Name of Exchange on Which Registered:
Class A Common Stock, $0.0001 par value	“ROKU”	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2024, the Compensation Committee of the Board of Directors of Roku, Inc. (“Roku”) approved changes to the terms of Roku’s Executive Supplemental Stock Option Program (as amended, the “Amended Program”). Pursuant to the Amended Program, employees at or above the level of Senior Vice President, including certain executive officers, other than Roku’s Chief Executive Officer (“Eligible Executives”), may elect on an annual basis to reduce their annual base salary for a given calendar year in exchange for a series of monthly grants of fully vested non-statutory stock options under Roku’s Amended and Restated 2017 Equity Incentive Plan (the “Plan”). The Amended Program will be effective commencing January 1, 2025, and will remain in effect until modified or revoked by the Board of Directors or the Compensation Committee.

An Eligible Executive may elect to participate in the Amended Program pursuant to an Executive Supplemental Stock Option Program Enrollment Form, which must be completed during the last open trading window in the calendar year immediately preceding the calendar year for which such election is made. An Eligible Executive may not change his or her annual election amount once the deadline for enrollment has passed. An Eligible Executive may not withdraw from the Amended Program, unless: (i) the withdrawal is during an open trading window, (ii) the Eligible Executive is not otherwise in possession of material, non-public information, and (iii) such withdrawal is due to an unforeseeable emergency. If an Eligible Executive withdraws, the Eligible Executive will not be able to re-enroll in the Amended Program for such calendar year, and must wait until the next enrollment period to enroll for the next calendar year.

The number of stock options granted under the Amended Program on a monthly basis will be determined based on the following formula: (i) the monthly dollar amount by which the Eligible Executive has elected to reduce their annual base salary divided by (ii) (a) the closing price of our Class A common stock as reported by The Nasdaq Global Select Market on the date of grant (the “Fair Market Value”) divided by (b) a factor intended to result in such quotient approximating a Black-Scholes value (the “Stock Option Ratio”), with the Stock Option Ratio in effect during a given calendar year as determined by the Board of Directors or the Compensation Committee from time to time, rounded down to the nearest whole share. For example, if an Eligible Executive elects to reduce his or her annual base salary by $20,000 per month and the Fair Market Value is $50.00, then the Eligible Executive will be granted an option to purchase the number of shares of our Class A common stock equal to: (i) $20,000 divided by (ii) (a) $50.00 divided by (b) the Stock Option Ratio, rounded down to the nearest whole share. The Compensation Committee reserves the right and intends to review and may adjust the Stock Option Ratio on an annual basis, prior to the annual acceptance of Executive Supplemental Stock Option Program Enrollment Form.

Each monthly stock option grant will be made on the first trading day of the month (contingent upon the Eligible Executive’s continued service as of the grant date); provided, however, if such date occurs within the period starting four business days before and ending one business day after Roku (i) files a periodic report on a Form 10-K or a Form 10-Q or (ii) files or furnishes a current report on a Form 8-K that discloses material nonpublic information (including earnings information), other than a current report on Form 8-K disclosing a material new stock option grant award under Item 5.02(e) (such period, the “Filing Period”), then the grant date will be the first trading day following expiration of the Filing Period in the applicable month. Each stock option will be fully vested on the grant date and will have an exercise price equal to the Fair Market Value. The stock options will be subject to the terms and conditions of the Plan and will be administered on a non-discretionary basis without further action by the Compensation Committee. The stock options will be exercisable for up to ten years following the grant date regardless of the employment status of the Eligible Executive.

The Executive Supplemental Stock Option Program Enrollment Form and the form of stock option grant notice and agreement substantially in the form of those to be used in connection with the Amended Program are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The foregoing description does not purport to be complete and is qualified in its entirety by the terms of the exhibits.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Executive Supplemental Stock Option Program Enrollment Form

10.2
Forms of Consolidated Option Agreement and Option Grant Notice under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of Roku’s Annual Report on Form 10-K filed on February 18, 2022)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roku, Inc.
Dated: September 26, 2024
	By:	/s/ Dan Jedda
Dan Jedda
Chief Financial Officer